                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2)).
[X]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[ ]  Soliciting Material Pursuant to Section 240.14A-11(c) or Section 240.14a-12

                           United American Healthcare
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     5) Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     3) Filing Party:

--------------------------------------------------------------------------------

     4) Date Filed:

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PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS
FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (11-01)

LOGO       UNITED AMERICAN
           HEALTHCARE CORPORATION



           ----------------------------------------------------------
                               NOTICE OF THE 2002
                         ANNUAL MEETING OF SHAREHOLDERS
           ----------------------------------------------------------


                                        October 30, 2002

Dear Shareholder:

         The Annual Meeting of Shareholders of United American Healthcare Corporation will be held on Friday, November 22, 2002 at 10:30 a.m., Eastern Standard Time, at the ATHENEUM SUITE HOTEL, 1000 BRUSH AVENUE, DETROIT, MICHIGAN, for the following purposes:

         (1)   to elect two Directors;

         (2) to vote on the ratification of the appointment of KPMG LLP as our independent auditors for the 2003 fiscal year; and

         (3) to transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on October 11, 2002 will be entitled to vote at the Annual Meeting.

         Enclosed with this proxy statement are your proxy card, a postage-paid envelope to return your proxy card, and the Company's Form 10-K Annual Report for the fiscal year ended June 30, 2002 (minus exhibits and plus a page identifying the current directors and executive officers of the Company). Your vote is important, regardless of the number of shares you hold. Whether you plan to attend the meeting or not, to vote by proxy sign, date and mail the enclosed proxy card as soon as possible in the envelope provided. This will not prevent you from voting your shares in person at the meeting before voting closes, if you wish to do so.

         We look forward to seeing you on November 22, 2002.

                                   Sincerely,


                                   Gregory H. Moses, Jr.
                                   President and Chief Executive Officer

LOGO       UNITED AMERICAN
           HEALTHCARE CORPORATION

                     UNITED AMERICAN HEALTHCARE CORPORATION
                     1155 BREWERY PARK BOULEVARD, SUITE 200
                             DETROIT, MICHIGAN 48207


             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          To be Held November 22, 2002


GENERAL INFORMATION

         This proxy statement contains information related to the Annual Meeting of Shareholders of United American Healthcare Corporation (the "Company") to be held at the Atheneum Suite Hotel, 1000 Brush Avenue, Detroit, Michigan, on Friday, November 22, 2002, at 10:30 a.m., Eastern Standard Time. The approximate mailing date for this proxy statement and the proxy is October 30, 2002.

         At the Company's Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the election of two Directors and ratification of the appointment of independent auditors. Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting, and they have no present knowledge that any other matters will be presented for action at the meeting by others. However, if other matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

         It is important that your shares be represented at the meeting. If it is impossible for you to attend, please sign and date the enclosed proxy and return it to the Company. The proxy is solicited on behalf of the Board of Directors of the Company. The shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Only holders of record of shares of no par value common stock of the Company ("Common Stock") at the close of business on October 11, 2002 are entitled to notice of, and to vote at, the meeting or at any adjournment or adjournments thereof, each share having one vote. On such record date, the Company had issued and outstanding 6,911,268 shares of Common Stock.

         Based on information filed with the Securities and Exchange Commission ("SEC"), or otherwise provided to the Company, as of October 11, 2002, Richard
M. Brown, D.O., 27774

Franklin Road, Southfield, Michigan 48034, beneficially owns 364,858 shares (5.5%) of the Company's outstanding Common Stock. Management does not know of any other person who, at October 11, 2002, beneficially owns more than 5% of the Company's Common Stock.

         The shareholder votes cast for all items considered at the meeting will be calculated by an officer of Computershare Investor Services, L.L.C., the Company's Registrar and Transfer Agent, as the Board-designated Inspector of Election. The Inspector of Election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, hear and determine challenges and questions arising in connection with the right to vote, count and tabulate votes, determine the result, and do such acts as are proper to conduct the election. Abstentions will not be counted either for or against any action for which cast.

--------------------------------------------------------------------------------
                            I. ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         The Board of Directors proposes that William C. Brooks and Gregory H. Moses, Jr., be elected as Directors of the Company, to hold office until the Annual Meeting of Shareholders in 2005 or until their successors are elected and qualified. The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the nominees named above, unless such proxies are marked to the contrary. The two nominees receiving the greatest number of votes cast at the meeting or its adjournment shall be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast. In case any nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies be voted in accordance with the best judgment of the proxy holders.

         The Company's Bylaws provide that the size of the Board of Directors shall be fixed, and may be modified, from time to time by a resolution of the Board, but not to less than 10 Directors. The Directors have adopted a resolution reducing the size of the Board from 12 to 10 members, effective as of the Annual Meeting. Accordingly, although the terms of four current Directors will expire as of the Annual Meeting, proxies cannot be voted for more than two nominees.

INFORMATION RELATING TO NOMINEES AND OTHERS

         The following information is furnished with respect to each nominee for election as a Director, each person whose term of office as a Director will continue after the meeting and each executive officer of the Company as of June 30, 2002 named in the Summary Compensation Table herein. In general, "beneficial ownership" includes those shares a Director or executive officer has the power to vote, or the power to transfer. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                                             PERCENTAGE OF
                                                                            SHARES            TOTAL COMMON
                                                                           OF COMMON          STOCK OF THE
                                                                             STOCK              COMPANY
            NAME                           POSITIONS AND OFFICES         BENEFICIALLY         BENEFICIALLY     TERM
   (AND YEAR FIRST BECAME                WITH THE COMPANY AND OTHER       OWNED AS OF         OWNED AS OF       TO
        A DIRECTOR)            AGE         PRINCIPAL OCCUPATIONS         OCT. 11, 2002       OCT. 11, 2002    EXPIRE
---------------------------------------------------------------------------------------------------------------------
                            NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM
---------------------------------------------------------------------------------------------------------------------
William C. Brooks (1997)       69     Chairman of the Board of              91,900 (1)             1.6%        2002
                                      Directors of the Company
Gregory H. Moses, Jr. (1998)   68     President and Chief Executive        136,993 (1) (2)         1.9%        2002
                                      Officer of the Company;
                                      President of OmniCare Health
                                      Plan, Inc., of Tennessee
---------------------------------------------------------------------------------------------------------------------
                                         DIRECTORS CONTINUING IN OFFICE
---------------------------------------------------------------------------------------------------------------------
Richard M. Brown, D.O. (2001)  67     President of Park Family Health      389,858 (1)             5.5%        2004
                                      Care
William B. Fitzgerald (1997)   60     Principal of Fund Administration      58,346 (1)               *         2003
                                      Services; Of Counsel to the law
                                      firm of Timmis & Inman
Darrel W. Francis (1998)       49     President of President of             40,000 (1)               *         2003
                                      Precision Industrial Service
Tom A. Goss (2000)             56     Vice Chairman of the Board of         26,000 (1)               *         2003
                                      Directors of the Company;
                                      Chairman of Goss LLC
Ronald E. Hall, Sr. (2001)     59     President and Chief Executive         25,000 (1)               *         2004
                                      Officer of Bridgewater
                                      Interiors, LLC
Peter F. Hurst, Jr.  (2001)    47     Chairman, President and Chief         25,000 (1)               *         2004
                                      Executive Officer of Urban
                                      Financial Group, Inc and The
                                      Community Bank
Emmett S. Moten, Jr. (1998)    58     President of Moten Associates         25,000 (1)               *         2003
Linda A. Watters (2000)        49     President and Chief Executive         25,800 (1)               *         2004
                                      Officer of Detroit Commerce Bank
---------------------------------------------------------------------------------------------------------------------
                                            OTHER EXECUTIVE OFFICERS
---------------------------------------------------------------------------------------------------------------------
Osbie Howard (3)               59     Senior Vice President of United       13,282 (1)               *
                                      American of Tennessee, Inc.;
                                      Executive Director of OmniCare
                                      Health Plan, Inc., of Tennessee

All Directors and executive officers as a group (14 persons)               862,179 (1)             12.5%

-------------------------------
*    Less than 1%

(1) Includes the following number of shares of Common Stock which the individual has the right to acquire pursuant to stock options that are exercisable currently or become exercisable within 60 days after October 11, 2002: Mr. Brooks, 81,900 shares; Mr. Moses, 125,000 shares; Dr. Brown, Mr. Fitzgerald, Mr. Hall, Pearl M. Holforty, Mr. Hurst, Mr. Moten and Ms. Watters, 25,000 shares each; Mr. Francis, 15,000 shares; Mr. Goss; 5,000 shares, and Mr. Howard, 3,000 shares.

(2) Includes 5,000 shares of Common Stock as to which Mr. Moses shares voting and investment power with another.

(3) Mr. Howard has served in the described positions and offices for more than the past five years.

OTHER INFORMATION RELATING TO NOMINEES AND DIRECTORS

         Following each nominee's and Director's name (and the years in which she or he became a Director and in which her or his present term is to expire, respectively) is a brief account of the business experience of each nominee and Director of the Company during the past five years.

         NOMINEES

WILLIAM C. BROOKS (SINCE 1997; PRESENT TERM ENDS 2002)

         William C. Brooks has served the Company as a Director since 1997, and as Chairman of the Board of Directors since January 1998. He was Chairman of Brooks Group International, Ltd., a holding company involved in human resources and economic development, from January 1998 to June 2002. Mr. Brooks retired as a Vice President of General Motors Corporation, Inc. in 1997. He is a retired Air Force Officer, and was Assistant Secretary of the U.S. Department of Labor from July 1989 to December 1990. He is a Director of Covansys Corporation, Louisiana-Pacific Corporation and Sigma Associates.

GREGORY H. MOSES, JR. (SINCE 1998; PRESENT TERM ENDS 2002)

         Gregory H. Moses, Jr. has served as President and Chief Operating Officer of the Company since May 1998 and as its Chief Executive Officer since August 1998. In addition, he has served in the same period as President and Chief Executive Officer of OmniCare Health Plan, Inc., of Tennessee ("OmniCare-TN"), one of the Company's managed HMOs. Mr. Moses also served as President and Chief Executive Officer of OmniCare Health Plan of Michigan ("OmniCare-MI"), another of the Company's managed HMOs, from May 1998 through July 2001. From October 1996 to May 1998, he was Chief Financial Officer of UltiMed, a health maintenance organization in Michigan. Previously, he was retired from Coopers & Lybrand, where he had been a partner from 1974 until October 1994, including serving as partner-in-charge of its Healthcare Consulting Group in New York and New Jersey for ten years and chairman of its National Healthcare Consulting Group for five years.

         OTHER CURRENT DIRECTORS

RICHARD M. BROWN, D.O. (SINCE 2001; PRESENT TERM ENDS 2004)

         Richard M. Brown, D.O. is a practicing physician and has been President of Park Family Health Care in Detroit, Michigan since 1995. From 1996 to 1999, he also was Medical Director of Prime Care Medical Centers in Detroit, Michigan. From 1987 to 1995, he was Vice President of Ambulatory Care Services for Michigan Health Care Corporation. During his career, he has also served as Chief of Staff of the following hospitals in Michigan: Michigan Health Center, Detroit Central Hospital, Botsford General Hospital and Zeiger Osteopathic Hospital. Dr. Brown has been a delegate to the American Osteopathic Association since 1989 and to the Michigan Association of Osteopathic Physicians and Surgeons since 1986. He is a Board member of the Barbara Ann Karmanos Cancer Institute and the University of Osteopathic Medicine and Health Services in Des Moines, Iowa. Parkview Counseling Center, a partnership in which Dr. Brown was a partner, filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code three years ago and subsequently emerged successfully from such proceedings under a court-approved plan of reorganization. Dr. Brown is the largest individual shareholder of United American Healthcare Corporation as of October 11, 2002.

WILLIAM B. FITZGERALD (SINCE 1997; PRESENT TERM ENDS 2003)

         William B. Fitzgerald has been a Principal, and previously also Chief Executive Officer, of Fund Administration Services in Grosse Pointe Farms, Michigan, providing management and consulting services to self-funded insurance programs, since 1989. An attorney since 1968, Mr. Fitzgerald has been Of Counsel to the law firm of Timmis & Inman in Detroit, Michigan, since 1990.

DARREL W. FRANCIS (SINCE 1998; PRESENT TERM ENDS 2003)

         Darrel W. Francis has been President of Precision Industrial Service, a floor covering installation company, since June 1999. He also has been President of Metropolitan Facility Resources, an office furniture sales and design company, since January 1997. From January 1996 to October 1998, he was President of Advantage Pavilion, Inc., an office furniture sales and design company.

TOM A. GOSS (SINCE 2000; PRESENT TERM ENDS 2003)

         Tom A. Goss is Vice Chairman of the Board of Directors of the Company. He has been Chairman of Goss LLC, an insurance agency, since November 2000. He also has been Chairman of The Goss Group, Inc., an insurance products and services company, since November 2000, and earlier was a Partner/Advisor of that company since March 1997. He has been a principal of GR Beyster Lumber LLC, a millwork and lumber company that custom builds and distributes a variety of forestry products, since July 2000. He also has been Chairman of Goss Steel & Processing LLC, a steel processing center, since April 1, 2002. He served as Director of Athletics for The University of Michigan from September 1997 to April 2000.

RONALD E. HALL, SR.  (SINCE 2001; PRESENT TERM ENDS 2004)

         Ronald E. Hall, Sr. has been President, Chief Executive Officer and majority owner of Bridgewater Interiors, LLC in Detroit, Michigan since November 1998. Bridgewater Interiors is a major supplier of seating systems to the automotive industry. From 1992 to October 1998, Mr. Hall served as President of the Michigan Minority Business Development Council.

PETER F. HURST, JR. (SINCE 2001; PRESENT TERM ENDS 2004)

         Peter F. Hurst, Jr. has been Chairman, President and Chief Executive Officer of the Urban Financial Group, Inc., a Bridgeport, Connecticut bank holding company, and The Community's Bank, a Connecticut chartered commercial bank, since March 2000. From March 1998 to March 2000, he served as President of Hurst Capital Partners in New York, a financial advisory and merchant banking firm. From 1994 to March 1998, he was Co-Chairman of Bahia Partners, Inc. and Co-President and Managing Director of Bahia Advisors, both in New York. From 1988 to 1994, he was Senior Vice President in the Corporate Finance Group and the Financial Institutions Group of Dean Witter Reynolds in New York.

EMMETT S. MOTEN, JR. (SINCE 1998; PRESENT TERM ENDS 2003)

         Emmett S. Moten, Jr. has been the President of Moten Associates, a real estate development firm, since October 1996. From July 1988 to October 1996, he was Vice President of Development for Little Caesar Enterprises, Inc., a national fast food franchise company. Prior to assuming that position, Mr. Moten was Director of the Community & Economic Development Department of the City of Detroit for almost ten years.

LINDA A. WATTERS (SINCE 2000; PRESENT TERM ENDS 2004)

         Linda A. Watters has been President and Chief Executive Officer of Detroit Commerce Bank since July 1998. From 1988 to 1996, she held a number of positions at Comerica Bank, first as a Loan Analyst and ultimately as a Vice President in the Corporate Banking Division. She is a Director of Detroit Commerce Bank, an affiliate of Capitol Bancorp Ltd.

         During the fiscal year ended June 30, 2002, the Company's Board of Directors held seven meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company has a standing Audit Committee. The Bylaws of the Company require that the members of the Audit Committee all be "independent directors" (as defined in the Company's Articles of Incorporation). The current members of the Audit Committee are Darrel W. Francis and Pearl M. Holforty (Co-Chairpersons), Dr. Julius V. Combs, Ronald E. Hall, Sr. and Linda A. Watters; in addition, William C. Brooks, Chairman of the Board of the Company, is an ex officio member of the Audit Committee. During fiscal year 2002, the Audit Committee held seven meetings. The duties of the Audit Committee are to recommend to the Board of Directors certified public accountants to conduct audits of the accounts and affairs of the Company, to review accounting objectives and procedures of the Company and findings and reports of the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate.

         The Company has a standing Business Development Committee. The current members of the Business Development Committee are Tom A. Goss (Chairman), William C. Brooks, Dr. Julius V. Combs, William B. Fitzgerald, Darrel W. Francis, Gregory H. Moses, Jr. and Emmett S. Moten, Jr. During fiscal year 2002, the Business Development Committee held one meeting. The duties of the Business Development Committee are to evaluate new business opportunities and explore ways to enhance shareholder value.

         The Company has a standing Compensation Committee. The current members of the Compensation Committee are Tom A. Goss (Chairman), Dr. Richard M. Brown, Dr. Julius V. Combs, Ronald E. Hall, Sr., Peter F. Hurst, Jr. and Emmett S. Moten, Jr.; in addition, William C. Brooks, Chairman of the Board of the Company, and Gregory H. Moses, Jr., President and Chief Executive Officer of the Company, are ex officio members of the Compensation Committee. During fiscal year 2002, the Compensation Committee held four meetings. The duties of the Compensation Committee are to make recommendations to the Board of Directors relating to the overall compensation arrangements for officers and staff of the Company, to make recommendations to the Board of Directors pertaining to any compensation plans in which officers and Directors of the Company are eligible to participate, and to grant options under the Company's 1998 Stock Option Plan.

         The Company has a standing Executive Committee. The current members of the Executive Committee are William C. Brooks (Chairman), Tom A. Goss, Gregory
H. Moses, Jr. and Linda A. Watters. During fiscal year 2002, the Executive Committee held four meetings. The duties of the Executive Committee are to exercise, in the intervals between the meetings of the Board of Directors, the powers of the Board as they relate to the management of the business and affairs of the Company, excluding powers expressly delegated by the Board to other standing committees.

         The Company has a standing Finance Committee. The current members of the Finance Committee are Linda A. Watters (Chairperson), William C. Brooks, Dr. Richard M. Brown, William B. Fitzgerald, Tom A. Goss, Pearl M. Holforty, Peter
F. Hurst, Jr. and Gregory H. Moses, Jr. During fiscal year 2002, the Finance Committee held eleven meetings. The duties of the Finance Committee are to make recommendations to the Board of Directors on financial matters, short- and long-term investments and business planning matters.

         The Company has a standing Governance Committee. The current members of the Governance Committee are Emmett S. Moten, Jr. (Chairman), Darrel W. Francis, Tom A. Goss and Linda A. Watters; in addition, William C. Brooks, Chairman of the Board of the Company, and Gregory H. Moses, Jr., President and Chief Executive Officer of the Company, are ex officio members of the Governance Committee. During fiscal year 2002, the Governance Committee held three meetings. The duties of the Governance Committee are to present to the Board of Directors, whenever vacancies occur or terms are expected to expire, names of individuals who would make suitable Directors of the Company and to advise appropriate officers of the Company on matters relating to the organization of the Board of Directors.

         All of the Directors, except Mr. Francis, attended at least 75% of the combined number of meetings held during fiscal year 2002 by the Board and each Committee of which she or he was then a member.

COMPENSATION OF DIRECTORS

         Directors who are employees of the Company receive no fees for their services as a Director or as a Committee member. Each of the Directors who is not an employee of the Company receives $300 for each Board of Directors meeting and each Board committee meeting attended. In addition, the Chairman of the Board of Directors receives an annual stipend of $32,400 as compensation for services in such office and each other non-employee Director receives an annual stipend of $24,000 as compensation for Director services.. Directors are also entitled to reimbursement for reasonable out-of-pocket expenses incurred in providing services to the Company in their capacities as Directors.

SUMMARY COMPENSATION TABLE

         The following table sets forth information for each of the fiscal years ended June 30, 2002, 2001 and 2000 concerning the compensation of the Company's Chief Executive Officer and the Company's only other executive officer as of June 30, 2002 whose annual salary and bonus exceeded $100,000 (collectively, the "named Executive Officers").

                 NAME AND                    FISCAL                                          ALL OTHER
            PRINCIPAL POSITION                YEAR         SALARY ($)     BONUS ($)    COMPENSATION ($) (1)
            ------------------               -----         ----------     ---------    --------------------
GREGORY H. MOSES, JR..................       2002             306,923       Stock(2)          1,822
Chief Executive Officer and President        2001             306,923       100,000             800
                                             2000             271,154       100,000             200

OSBIE HOWARD..........................       2002             228,000        34,000           1,822
Senior Vice President of                     2001             174,744        60,000             800
United American of Tennessee, Inc.           2000             161,666        30,000             619

(1) This column represents the Company's annual contribution to the 401(k) Savings Plan. For fiscal year 2002, in lieu of a cash bonus Mr. Moses received a restricted stock award of 6,993 shares of Common Stock of the Company; but other than that, for the years set forth in the table, neither of the named Executive Officers had any long-term compensation (including restricted stock awards and LTIP payouts). On March 13, 2002, Mr. Howard was granted a stock option for 5,000 shares of Common Stock under the Company's 1998 Stock Option Plan, at an exercise price of $5.28 per share (the closing price of the stock on the grant date). Such options vest in four equal installments on the first four anniversaries of the grant date and expire 10 years after the grant date.
(2) For fiscal year 2002, in lieu of a cash bonus Mr. Moses received a restricted stock award of 6,993 shares of Common Stock of the Company, valued at $50,000 based on the closing stock price of $7.15 per share on the date of the award, February 1, 2002.

OPTION FISCAL YEAR-END VALUES

         The following table shows the aggregated numbers and value of unexercised stock options held by the named Executive Officers at June 30, 2002.

                                                        NUMBER OF
                                                      COMMON SHARES             VALUE OF
                                                        UNDERLYING            UNEXERCISED
                                                   UNEXERCISED OPTIONS    IN-THE-MONEY OPTIONS
                              NAME                  AT FISCAL YEAR-END   AT FISCAL-YEAR END (1)
                ---------------------------------- --------------------- ------ ----------------
                Gregory H. Moses, Jr.                   125,000              $   432,750
                Osbie Howard                              9,000 (2)          $    14,560

     --------------
     (1) Calculated based on the closing price of Company Common Stock on June 28, 2002 (the last business day of the fiscal year) of $4.89 less the option exercise price. An option is in-the-money if the market value of the Common Stock subject to the option is greater than the exercise price. All of the described stock options remain unexercised at the date of this proxy statement, at which date none of such unexercised stock options is in the money.
     (2) These options: (A) as to 4,000 shares, vest in four equal installments on the first four anniversaries of the grant date, December 15, 1998; and (B) as to an additional 5,000 shares, vest in four equal installments on the first four anniversaries of the grant date, March 13, 2002.

STOCK OPTION PLANS; EMPLOYEE STOCK PURCHASE PLAN

         The Company has a 1998 Stock Option Plan (the "Plan"), under which stock options (Nonqualified Options and Incentive Options, as defined in the Plan) may be granted to officers, Directors and key employees of the Company or its subsidiaries. The maximum number of shares of Common Stock which may be issued pursuant to stock options under the Plan is 500,000, and no Participant can receive stock options for more than 300,000 shares over the term of the Plan.

         The Plan is administered by a committee (the "Committee") specified by the Board of Directors, currently its Compensation Committee. The selection of persons who are eligible to participate in the Plan and grants to those individuals are determined by the committee, in its sole discretion. The only established criterion to determine eligibility under the Plan is that individuals must be officers, Directors or key employees of the Company or any Subsidiary (as defined in the Plan) who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Company or any Subsidiary.

         An Incentive Option granted under the Plan must have an exercise price not less than 100% of the fair market value of the shares on the date such option is granted. For an Incentive Option granted to a Participant who owns more than 10% of the total combined voting stock of the Company or of any parent or subsidiary of the Company, the exercise price must be at least 110% of the fair market value of the shares on the date such option is granted. A Nonqualified Option granted under the Plan must have an exercise price not less than 75% of the fair market value of the shares on the date such option is granted. Each stock option granted under the Plan must expire not more than ten years after the date of the grant; and an Incentive Option granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting stock of all classes of stock of the Company or of any parent or Subsidiary must expire not more than five years after the date of the grant.

         The Company's Employee Stock Purchase Plan ("ESPP"), which became effective October 1996, enables all eligible employees of the Company to subscribe for shares of Common Stock on an annual offering date at a purchase price which is the lesser of 85% of the fair market value of the shares on the first day or the last day of the annual period. There were no employee contributions to the ESPP for fiscal 2002. 200,000 common shares were reserved for issuance under the ESPP.

         The Company has not granted any Stock Appreciation Rights, and it did not grant any awards under a long-term incentive plan during fiscal year 2002. The Company on November 30, 2001 and March 13, 2002 granted certain stock options under the Plan.

401(K) SAVINGS PLAN

         The Company sponsors a retirement plan intended to be qualified under
Section 401(k) of the Internal Revenue Code of 1986, as amended. All employees over age 21, other than non-resident aliens, are eligible to participate in the Plan. Employees may contribute to the plan on a tax-deferred basis up to 15% of their total salary through April 1, 2001 and 20% thereafter. Under the plan, the Company makes matching contributions on each employee's behalf, up to a maximum of 1% of each employee's total salary through January 1, 2001 and 2% thereafter. As of June 30, 2002, 152 employees had elected to participate in the plan. For the fiscal year ended June 30, 2002, the Company contributed approximately $95,000 to the plan. See the "Summary Compensation Table" above for additional information.

COMPENSATION COMMITTEE REPORT

         Compensation for the Company's key executives is determined by the Compensation Committee of the Board of Directors. Salaries, bonuses and other compensation of the Company's key executives are based upon profitability, enrollment levels of the Company's clients, including OmniCare-TN and (although no longer, after the date of this proxy statement) OmniCare-MI, revenue growth, return on equity and market share.

         The Compensation Committee believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified personnel and also provide meaningful incentives for measurable superior performance. During fiscal year 2002, the Company's executive compensation included a base salary and bonus (stock or cash). Based upon available data, the Company believes the base salaries of its executives were set at the levels of comparable companies in its line of business.

         The Compensation Committee is comprised of Mr. Goss (Chairman), Dr. Richard M. Brown, Dr. Julius V. Combs, Ronald E. Hall, Sr., Peter F. Hurst, Jr. and Emmett S. Moten, Jr.; in addition, William C. Brooks, Chairman of the Board of the Company, and Gregory H. Moses, Jr., President and Chief Executive Officer of the Company, are ex officio members of the Compensation Committee. Messrs. Brooks and Moses do not participate in Compensation Committee meetings during which their own compensation is considered.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The ownership, operation and management of the Company involve various potential conflicts of interest, including the relationships and transactions described below. Management of the Company believes that these agreements and transactions have been on terms which are as fair to the Company as could have been obtained from unaffiliated parties.

         MANAGEMENT AGREEMENT. The Company's management agreements with its managed plans, OmniCare-MI and OmniCare-TN, were negotiated between related entities. However, such management agreements were reviewed, revised and approved by each plan's Board. Since July 31, 2001, OmniCare-MI is no longer a related entity with respect to the Company, and that management agreement will terminate November 1, 2002. OmniCare-TN is an HMO which is 75%-owned by the Company through its wholly-owned subsidiary, United American of Tennessee, Inc.

         COMMON OFFICERS AND DIRECTORS. As indicated in the chart below, (1) only during the first month of fiscal year 2002 (i.e., only during July 2001), certain individuals who then were officers or Directors of the Company were also officers or members of the Board of Trustees of OmniCare-MI (not a subsidiary of the Company), and (2) during and since fiscal year 2002, certain officers or Directors of the Company were also officers or members of the Board of Directors of OmniCare-TN (which is 75% owned by the Company through its wholly owned subsidiary, United American of Tennessee, Inc.). Consequently, such individuals were or are likely to influence the operation of the Company and negotiations and arrangements between the Company and these entities (but only before August 1, 2001 in the case of OmniCare-MI), including the negotiation of and operation under the respective management agreements. Conflicts of interest may arise relating to matters that are presented to the Company's Board of Directors for consideration and with respect to which the Company and OmniCare-TN may have differing interests, including matters relating to their management agreement.


                                            POSITION WITH                OMNICARE-MI (2)
               NAME                          COMPANY (1)          (ONLY BEFORE AUGUST 1, 2001)       OMNICARE-TN
               ----                          -----------          ----------------------------       -----------
William C. Brooks................       Chairman of the Board,               --                        Director
                                        Director

Gregory H. Moses, Jr.............       President, CEO, Director    President, CEO, Trustee       President, Director

Anita C. R. Gorham...............       Secretary, Director         Trustee                               --

Harcourt G. Harris, M.D..........       First Vice Chairman         Chairman of the Board,                --
                                        of the Board, Director      Trustee

William B. Fitzgerald............       Director                    Vice Chairman of the                  --
                                                                    Board, Trustee

Julius V. Combs, M.D.............       Director                    Chairman Emeritus,                    --
                                                                    Trustee

William E. Jackson, II...........       Chief Financial Officer,    Chief Financial                       --
                                        Treasurer                   Officer

----------
(1) In the case of Ms. Gorham, Dr. Harris and Mr. Jackson, only during the time relevant to the OmniCare-MI column of this chart.

(2) A court order on July 31, 2001 placed OmniCare-MI in rehabilitation. Since that date, pursuant to the order the Company continued to perform that management agreement and no Company officers or directors were any longer OmniCare-MI officers or directors. That OmniCare-MI management agreement will terminate November 1, 2002.

         HEALTH INSURANCE BENEFITS FOR COMPANY EMPLOYEES. Health care benefits for some employees of the Company are provided through OmniCare-MI or OmniCare-TN. For the fiscal year ended June 30, 2002, the Company paid premiums of approximately $1.4 million for such benefits (approximately $0.6 million and $0.8 million for OmniCare-MI and OmniCare-TN, respectively).

NEW EXECUTIVE OFFICER BEGINNING OCTOBER 28, 2002

         Stephen D. Harris has served as Chief Financial Officer and Treasurer of the Company since October 28, 2002. Mr. Harris, age 31, is a certified public accountant with experience in consulting, auditing and accounting for major companies in the automotive manufacturing, energy, and managed health care industries. Prior to joining the Company, he served as a Manager for Deloitte Consulting since 1998. From 1994 to 1996, he was a senior auditor for Deloitte & Touche LLP, reviewing, preparing and auditing financial statements of numerous medium-sized and Fortune 500 companies to assure conformance with generally accepted accounting principles and Securities and Exchange Commission (SEC) reporting requirements. In the period between those positions, Mr. Harris earned a Masters of Business Administration degree from the Kenan-Flagler Business School at University of North Carolina - Chapel Hill. His expertise also encompasses program management, procurement, accounts payable/receivable, inventory management, financial planning and analysis, and benefits/payroll administration.

--------------------------------------------------------------------------------
           II. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

         The Board of Directors of the Company, upon the recommendation of the Board's Audit Committee, has appointed KPMG LLP as independent auditors of the Company for its fiscal year ending June 30, 2003. The Board asks the shareholders to ratify the appointment of KPMG LLP.

         KPMG LLP has served as independent auditors of the Company since January 12, 1998. A representative of KPMG LLP is expected to be present at the 2002 Annual Meeting to make a statement, if requested, and be available to respond to questions with respect to the 2002 audit.

         The Board of Directors considers KPMG LLP to be well qualified to serve as the independent auditors for the Company. If the appointment of KPMG LLP is not ratified by the shareholders, the Board of Directors may appoint other independent auditors based upon the recommendation of the Audit Committee.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE 2003 FISCAL YEAR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

--------------------------------------------------------------------------------
                       III. REPORT OF THE AUDIT COMMITTEE
--------------------------------------------------------------------------------

         The Audit Committee (the "Committee") is made up of the following members: Darrel W. Francis and Pearl M. Holforty (Co-Chairpersons), Dr. Julius
V. Combs, and Linda A. Watters, with the Company's Chairman of the Board, William C. Brooks, as an ex officio member. The Committee operates pursuant to a written Charter (a copy of which was an appendix in the proxy statement for the 2001 Annual Meeting). In accordance with the Charter, all of the members of the Committee are independent (as defined in the rules of the New York Stock Exchange) and financially literate and at least one member of the Committee has accounting or related financial management expertise.

         Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for expressing an opinion on the conformity of the Company's audited consolidated financial statements with accounting principles generally accepted in the United States of America. As provided in its Charter, the Committee's responsibilities include monitoring and oversight of these processes.

         In this context and in accordance with its Charter, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's audited consolidated financial statements for the fiscal year ended June 30, 2002 (the "Financial Statements") were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the Financial Statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         In addition, the Committee has discussed with the independent auditors the independent auditors' independence from management and the Company, including the matters in the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In concluding that the independent auditors are independent, the Committee considered, among other factors, whether the nonaudit services provided by the independent auditors (principally tax services) were compatible with their independence. The recently enacted Sarbanes-Oxley Act of 2002 will require the Committee to pre-approve all audit and non-audit services, subject to a narrow de minimis exception.

         In fulfilling its oversight responsibility of reviewing the services performed by the Company's independent auditors, the Committee carefully reviews the policies and procedures for the engagement of the independent auditors. The Committee also met with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described under "Fees Paid to Independent Auditors" following this report.

         Based on the Committee's review and discussions of the matters referred to above, the Committee recommended to the Board that the Financial Statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002, for filing with the SEC. The Committee also recommended that the Board select KPMG LLP to serve as the Company's independent auditors for fiscal year 2003.

                               Audit Committee
          Darrel W. Francis and Pearl M. Holforty, Co-Chairpersons,
                  Julius V. Combs, M.D., and Linda A. Watters

                        FEES PAID TO INDEPENDENT AUDITORS

         During fiscal year 2002, the Company retained its independent auditors, KPMG LLP, to provide services in the following categories, for which KPMG LLP earned the amounts set forth below:

Audit Fees, including services rendered in reviewing quarterly financial information and auditing the Company's annual consolidated financial
   statements ..........................................................................        $250,000
Financial Information Systems Design and Implementation Fees ...........................        $      0
All Other Fees, principally tax services ...............................................        $ 51,950

--------------------------------------------------------------------------------
                              IV. OTHER INFORMATION
--------------------------------------------------------------------------------

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         During fiscal year 2002, Julius V. Combs, M.D. failed to timely file Forms 4 with the SEC to report transactions in which he exercised stock options for 25,000 shares of Common Stock and in which all of his beneficially owned Common Stock was sold. During fiscal year 2002, Darrel W. Francis failed to timely file a Form 4 with the SEC to report transactions in which he exercised stock options for 20,000 shares of Common Stock and sold 20,000 shares of Common Stock. The Company is informed that such individuals intend to file a Form 5 with respect to such transactions promptly after the date of this proxy statement.

EXPENSES OF SOLICITATION

         The cost of this solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its Directors, officers and employees. In addition, the Company has retained Georgeson Shareholder to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders at a fee not to exceed $5,000 plus out-of-pocket expenses. The Company will reimburse brokers or other nominees and institutional holders for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it at any time before it is voted.

STOCK PERFORMANCE CHART

         The following graph compares the cumulative total return for the previous five fiscal years on a $100 investment on June 30, 1997 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and peer group indices. The graph assumes reinvestment of dividends, if any

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                                   JUNE 2002

                                            1997       1998       1999       2000       2001       2002
                                            ----       ----       ----       ----       ----       ----
United American Healthcare Corporation   $ 100.00   $  19.79   $  21.88   $   8.33   $  25.50   $  81.50
S&P 500                                  $ 100.00   $ 130.16   $ 159.78   $ 171.37   $ 145.95   $ 119.70
Peer Group                               $ 100.00   $  91.36   $  79.63   $  95.63   $ 123.87   $ 190.88

2003 ANNUAL MEETING

         A shareholder proposal which is intended to be presented at the 2003 Annual Meeting of the Shareholders must be received by the Company at its principal executive offices by July 10, 2003.

Dated:  October 30, 2002

PROXY                UNITED AMERICAN HEALTHCARE CORPORATION                PROXY
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF SHAREHOLDERS
                                November 22, 2002

   The undersigned appoints Tom A. Goss and Emmett S. Moten, Jr., and each of them, as Proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of United American Healthcare Corporation on November 22, 2002, and any adjournments, and to represent and vote the shares which the undersigned is entitled to vote on the following matters as directed on the reverse side:

(The Board of Directors recommends a vote FOR Items 1 and 2.)

1.   Election of two Directors for a term of 3 years. The nominees are William
     C. Brooks and Gregory H. Moses, Jr.

2. Ratification of the appointment of KPMG LLP as independent auditors for the current fiscal year.

3. In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

WHEN PROPERLY EXECUTED, THESE INSTRUCTIONS WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OF THIS CARD; IF YOU DO NOT PROVIDE DIRECTION, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                             YOUR VOTE IS IMPORTANT!

                               (SEE REVERSE SIDE)

A. ELECTION OF DIRECTORS

   1. The Board of Directors recommends a vote FOR the listed nominees.

   01 - William C. Brooks       [ ] FOR   [ ]  WITHHOLD

   02 - Gregory H. Moses, Jr.   [ ] FOR   [ ]  WITHHOLD

B. ISSUE - The Board of Directors recommends a vote FOR the following proposal.

   2. Ratification of appointment of independent auditors.

                                [ ] FOR   [ ]  AGAINST     [ ] WITHHOLD

                                                               C. AUTHORIZED SIGNATURES -- SIGN HERE -- THIS SECTION MUST BE
                                                                  COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

                                                               Dated  _______________________________________________ , 2002

                                                               _____________________________________________________________
                                                                                        Signature 1

                                                               _____________________________________________________________
                                                                                        Signature 2

                                                               Note: Please sign exactly as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

                   PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.